Exhibit 99.1

Del Monte Foods Appoints David J. West as Chief Executive Officer and Director

SAN FRANCISCO – May 18, 2011 – Del Monte Foods Co. announced today that it has appointed David J. West as its new Chief Executive Officer, effective August 15, 2011. Mr. West will also join the company’s board of directors in June. Mr. West joins Del Monte from The Hershey Company where he is currently President and CEO. He will replace Neil Harrison, Del Monte’s interim-CEO, who will remain on the board of directors. Mr. Harrison was appointed as Del Monte’s interim CEO after the company was acquired by an investor group led by Kohlberg Kravis Roberts & Co. (“KKR”), Vestar Capital Partners (“Vestar”) and Centerview Capital (“Centerview”). The acquisition was completed on March 8, 2011.

Mr. West has spent nearly 25 years in the food industry and has been Hershey’s CEO since 2007. Prior to his CEO role, he held various leadership positions at Hershey including chief operating officer, chief financial officer, chief customer officer and SVP of strategy and business development. Earlier in his career, he served as Senior Vice President and CFO at Nabisco Biscuit and Snacks Group.

During Mr. West’s tenure as CEO, Hershey accelerated top and bottom-line growth by increasing its investment in its U.S. and international operations, improving the effectiveness of its supply chain and business model, and accelerating its advertising, brand building and distribution programs. Hershey reported strong profits and net sales growth in 2010 and, since year end 2007, total shareholder returns, including dividends, have exceeded 60%.

“We’re thrilled that an executive of Dave’s caliber will be leading Del Monte in the next phase of its development and growth. Dave brings with him an outstanding track record of brand building and investment for growth and we are confident he has the leadership credentials and experience to move the company forward,” said Del Monte board members Simon Brown (KKR), Brian Ratzan (Vestar) and David Hooper (Centerview).

“I’m honored to join Del Monte at such an exciting time. I have admired Del Monte’s transformation into a multi-billion diversified branded pet and consumer products company. I’m looking forward to working with Del Monte’s management team to continue the company’s tradition of providing high quality products that consumers know and trust, while further accelerating the growth of its well-established portfolio of brands,” said Mr. West.

Del Monte remains committed to investing in its portfolio of consumer and pet brands, enhancing its innovation and marketing capabilities, and delivering value to all of its stakeholders.

About David J. West

David J. West has been appointed as Chief Executive Officer of Del Monte Foods Co., effective August 15th of this year. He will join the company’s board of directors in June. He is currently President and CEO at The Hershey Company, a position he has held since December 2007.

Prior to his appointment as CEO, Mr. West has held various senior-level positions at Hershey. From October to November 2007, he was President of the company; from January until October 2007, he was Executive Vice President, Chief Operating Officer; and from January 2005 to January 2007, he was Senior Vice President, Chief Financial Officer. He continued to hold the position of CFO until July 2007. Additionally, he served as Senior Vice President, Chief Customer Officer from June 2004 to January 2005, and was Senior Vice President, Sales from December 2002 to June 2004.

Mr. West has extensive experience in finance, strategy, sales and marketing. Prior to joining Hershey, Mr. West served as Senior Vice President and CFO at Nabisco Biscuit and Snacks Group, and was responsible for leading the financial function of Kraft Foods’ biscuits, confections and snacks businesses. He joined Nabisco in 1987. He is a graduate of Bucknell University.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households.

Pet food and pet snacks brands include Meow Mix, Kibbles ‘n Bits, Milk-Bone, 9Lives, Pup-Peroni, Gravy Train, Nature’s Recipe, Canine Carry-Outs and other brand names. Food product brands include Del Monte, Contadina, S&W, College Inn and other brand names. The Company also produces and distributes private label pet products and food products. For more information on Del Monte Foods Company, visit the company’s website at www.delmonte.com.

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